Exhibit 99.1

KINGSWAY ANNOUNCES THIRD QUARTER 2018 RESULTS

Toronto, Ontario (November 8, 2018) - (TSX: KFS, NYSE: KFS) Kingsway Financial Services Inc. (“Kingsway” or the “Company”) today announced its operating results for the third quarter and nine months ended September 30, 2018. All amounts are in U.S. dollars unless indicated otherwise.

Operating Results
The Company reported loss from continuing operations of $3.6 million, or $0.18 per diluted share, in the third quarter of 2018, compared to loss from continuing operations of $3.0 million, or $0.14 per diluted share, in the third quarter of 2017.

The loss from continuing operations for the third quarter of 2018 reflects the following:

•	Operating income of $0.9 million

•	Interest expense not allocated to segments of $1.6 million

•	Amortization of intangible assets of $1.4 million

•	Loss on change in fair value of debt of $1.5 million

Following are highlights of Kingsway’s third quarter 2018 operating income. Operating income reflects the Company’s core operating activities, including its reportable segments, passive investment portfolio and corporate operating expenses.

•	Operating income was $0.9 million for the third quarter of 2018 compared to $0.8 million for the third quarter of 2017.

◦	Extended Warranty segment operating income was $0.4 million for the third quarter of 2018 compared to $0.8 million for the third quarter of 2017.

◦	Leased Real Estate segment operating income was $0.5 million for the third quarter of 2018 compared to $0.5 million for the third quarter of 2017.

◦	Net investment loss of $0.1 million was reported for the third quarter of 2018 compared to net investment income of $1.3 million for the third quarter of 2017.

◦	Gain on change in fair value of equity investments was $0.3 million for the third quarter of 2018 compared to zero for the third quarter of 2017.

◦	Other operating income and expense was a net expense of $0.2 million for the third quarter of 2018 compared to $1.8 million for the third quarter of 2017.

•
Book value decreased to $1.24 per share at September 30, 2018 from $2.02 per share at December 31, 2017. The Company also carries a valuation allowance, estimated to be approximately $8.28 per share at September 30, 2018, subject to final accounting following the close on October 18, 2018 of the previously announced sale of Mendota Insurance Company, Mendakota Insurance Company and Mendakota Casualty Company (collectively “Mendota”), against the deferred tax asset, primarily related to its loss carryforwards.

The following non-recurring items contributed to Kingsway’s third quarter 2018 results.

CEO Transition
On September 5, 2018, the Company entered into a series of agreements related to the separation of its former CEO from the Company and the appointment of Mr. John T. Fitzgerald as President and Chief Executive Officer. As a result of this transition, (i) other income and expenses not allocated to segments included a stock-based compensation benefit of $2.5 million, which reflects the reversal of compensation expense previously recognized from March 28, 2014 through June 30, 2018 as a result of forfeitures of restricted stock grants by certain former officers of the Company; and $0.4 million of payroll tax expense and $0.2 million of other expense recorded by the Company related to these arrangements with its former officers; and (ii) net realized losses in the third quarter of 2018 included a realized loss of $0.4 million resulting from the sale of a limited liability investment to an investment group that includes the former officers.

Adoption of ASU 2014-09
The Company corrected its initial adoption of Accounting Standards Update 2014-09, Revenue from Contracts with Customers, as relates to revenue recognition for Professional Warranty Service Corporation (“PWSC”), which the Company acquired on October 12, 2017. During the third quarter of 2018, PWSC adopted a different methodology to allocate the transaction price it receives from the sale of its homebuilder warranty contracts. As a result, the Company recorded an adjustment during the third quarter of 2018 to decrease service fee and commission income by $1.0 million related to the correction of our prior accounting

Exhibit 99.1

for PWSC’s homebuilder warranty service fees during the six months ended June 30, 2018. The different methodology also resulted in service fee and commission income recorded by PWSC during the third quarter of 2018 being lower by an additional $0.5 million compared to what would have been recognized during the third quarter under PWSC’s previous revenue recognition model. This approach will result in PWSC recognizing homebuilder warranty service fees more slowly compared to the previously calculated revenue recognition pattern initially utilized during the six months ended June 30, 2018.

Finalizing PWSC Purchase Accounting
The Company finalized its fair value analysis of the assets acquired and liabilities assumed in its acquisition of PWSC, which resulted in the Company recording $0.8 million of amortization expense, related to the intangible assets identified in the fair value analysis, for the period from the date of acquisition through June 30, 2018 in addition to $0.3 million of amortization expense recorded for the period from July 1, 2018 through September 30, 2018.

Sale of Mendota
The Company closed on October 18, 2018 its previously announced sale of Mendota. Included in the Company’s net loss for the three months ended September 30, 2018 is income from discontinued operations, net of tax of $0.7 million and a loss on disposal of discontinued operations of $1.2 million. As a result of the Company’s sale of Mendota, its financial statements for the third quarter and nine months ended September 30, 2018 reflect an estimated loss on disposal as well as the classification of Mendota, previously disclosed as part of the Insurance Underwriting segment, as a discontinued operation at September 30, 2018 with its assets and liabilities being classified as held for sale. The results of Kingsway Amigo Insurance Company, which has been in runoff for five years, will continue to be reported as part of continuing operations; however, the Company will no longer report a separate Insurance Underwriting segment.

Change in Jurisdiction of Incorporation
During the third quarter of 2018, the Company announced it had filed a registration statement, which includes a management proxy circular, with the Securities and Exchange Commission (“SEC”) pursuant to which the Company proposes to change its jurisdiction of incorporation from the province of Ontario to the State of Delaware in the United States of America (the “Domestication”). Following SEC clearance of the Company’s registration statement, the Company will hold a special meeting of shareholders to seek shareholder approval for the change in its jurisdiction of incorporation.

The Company believes the Domestication will enable it to eliminate a number of potentially material income tax inefficiencies it believes it would inevitably encounter, particularly now that the Company has closed the sale of Mendota. The Company believes the Domestication will also reduce operating expenses and transactional inefficiencies that currently result from being subject to Canadian corporate laws despite having no operations in Canada.

Strategic Focus
As part of its CEO Transition, the Company has defined its strategy to focus intently on organic and inorganic growth of its Extended Warranty segment while simultaneously pursuing additional opportunities in its Leased Real Estate segment. The Company’s former Chief Executive Officer has been retained as a Senior Advisor to assist in structuring additional NOL utilization transactions in our Leased Real Estate segment and maximizing the value of the portfolio of equity, limited liability and other investments received as consideration for the sale of Mendota.

About the Company
Kingsway is a holding company that owns or controls subsidiaries primarily in the extended warranty, asset management and real estate industries. The common shares of Kingsway are listed on the Toronto Stock Exchange and the New York Stock Exchange under the trading symbol “KFS.”

Exhibit 99.1

Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
Revenues:
Service fee and commission income	$9,104	$7,670	$28,938	$20,738
Rental income	3,341	3,345	10,033	10,041
Net investment (loss) income	(84)	1,289	(697)	126
Net realized losses	(414)	—	(405)	(1)
Gain on change in fair value of equity investments	337	—	951	—
Other income	15	692	1,323	1,261
Total revenues	12,299	12,996	40,143	32,165
Operating expenses:
Claims authorized on vehicle service agreements	1,442	1,387	4,206	4,066
Loss and loss adjustment expenses	(19)	266	1,628	266
Commissions	971	525	2,843	2,154
Cost of services sold	2,033	1,951	5,749	4,546
General and administrative expenses	5,410	6,515	20,078	18,740
Leased real estate segment interest expense	1,540	1,563	4,638	4,706
Total operating expenses	11,377	12,207	39,142	34,478
Operating income (loss)	922	789	1,001	(2,313)
Other expenses (revenues), net:
Interest expense not allocated to segments	1,571	1,261	4,476	3,636
Amortization of intangible assets	1,356	286	1,899	866
Contingent consideration benefit	—	—	—	(212)
Loss on change in fair value of debt	1,450	1,178	2,511	5,769
Gain on disposal of subsidiary	—	—	(17)	—
Equity in net loss (income) of investee	339	897	623	(1,343)
Total other expenses, net	4,716	3,622	9,492	8,716
Loss from continuing operations before income tax (benefit) expense	(3,794)	(2,833)	(8,491)	(11,029)
Income tax (benefit) expense	(147)	120	291	1,636
Loss from continuing operations	(3,647)	(2,953)	(8,782)	(12,665)
Income from discontinued operations, net of taxes	740	1,391	2,069	960
(Loss) gain on disposal of discontinued operations, net of taxes	(1,172)	—	(7,800)	1,017
Net loss	(4,079)	(1,562)	(14,513)	(10,688)
Less: net income attributable to noncontrolling interests in consolidated subsidiaries	110	79	353	284
Less: dividends on preferred stock, net of tax	132	(115)	391	213
Net loss attributable to common shareholders	$(4,321)	$(1,526)	$(15,257)	$(11,185)
Loss per share - continuing operations:
Basic:	$(0.18)	$(0.14)	$(0.44)	$(0.61)
Diluted:	$(0.18)	$(0.14)	$(0.44)	$(0.61)
(Loss) earnings per share - discontinued operations:
Basic:	$(0.02)	$0.06	$(0.26)	$0.09
Diluted:	$(0.02)	$0.06	$(0.26)	$0.09
Loss per share – net loss attributable to common shareholders:
Basic:	$(0.20)	$(0.07)	$(0.70)	$(0.52)
Diluted:	$(0.20)	$(0.07)	$(0.70)	$(0.52)
Weighted-average shares outstanding (in ‘000s):
Basic:	21,708	21,559	21,708	21,492
Diluted:	21,708	21,559	21,708	21,492

Exhibit 99.1

Consolidated Balance Sheets
(in thousands, except share data)

	September 30, 2018	December 31, 2017
	(unaudited)
Assets
Investments:
Fixed maturities, at fair value (amortized cost of $11,316 and $14,707, respectively)	$11,076	$14,541
Equity investments, at fair value (cost of $2,038 and $4,854, respectively)	1,334	4,476
Limited liability investments	6,230	4,922
Limited liability investment, at fair value	4,529	5,771
Other investments, at cost which approximates fair value	1,917	2,321
Short-term investments, at cost which approximates fair value	151	151
Total investments	25,237	32,182
Cash and cash equivalents	23,591	20,774
Investment in investee	2,827	5,230
Accrued investment income	194	331
Service fee receivable, net of allowance for doubtful accounts of $331 and $318, respectively	6,747	4,286
Other receivables, net of allowance for doubtful accounts of zero and zero, respectively	7,877	6,536
Deferred acquisition costs, net	6,899	6,325
Property and equipment, net of accumulated depreciation of $14,875 and $11,683, respectively	104,196	108,008
Goodwill	73,928	80,112
Intangible assets, net of accumulated amortization of $10,232 and $8,333, respectively	84,359	80,062
Other assets	2,560	4,302
Assets held for sale	133,365	136,452
Total Assets	$471,780	$484,600
Liabilities and Shareholders' Equity
Liabilities:
Property and casualty unpaid loss and loss adjustment expenses	$2,292	$1,329
Note payable	183,561	186,469
Bank loan	4,167	4,917
Subordinated debt, at fair value	53,614	52,105
Net deferred income tax liabilities	28,472	28,745
Deferred service fees	46,275	42,257
Income taxes payable	2,501	2,644
Accrued expenses and other liabilities	11,492	10,924
Liabilities held for sale	107,076	105,900
Total Liabilities	439,450	435,290

Class A preferred stock, no par value; unlimited number authorized; 222,876 and 222,876 issued and outstanding at September 30, 2018 and December 31, 2017, respectively; redemption amount of $5,572	5,486	5,461

Shareholders' Equity:
Common stock, no par value; unlimited number authorized; 21,708,190 and 21,708,190 issued and outstanding at September 30, 2018 and December 31, 2017, respectively	—	—
Additional paid-in capital	354,141	356,021
Accumulated deficit	(369,771)	(313,487)
Accumulated other comprehensive income (loss)	36,961	(3,852)
Shareholders' equity attributable to common shareholders	21,331	38,682
Noncontrolling interests in consolidated subsidiaries	5,513	5,167
Total Shareholders' Equity	26,844	43,849
Total Liabilities, Class A preferred stock and Shareholders' Equity	$471,780	$484,600

Exhibit 99.1

Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are not historical facts, and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. Words such as “expects,” “believes,” “anticipates,” “intends,” “estimates,” “seeks” and variations and similar words and expressions are intended to identify such forward-looking statements. Such forward-looking statements relate to future events or future performance, but reflect Kingsway management’s current beliefs, based on information currently available. A number of factors could cause actual events, performance or results to differ materially from the events, performance and results discussed in the forward-looking statements. For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, please refer to the section entitled “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2018. Except as expressly required by applicable securities law, the Company disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Additional Information
Additional information about Kingsway, including a copy of its 2017 Annual Report and filings on Forms 10-Q and 8-K, can be accessed on the Canadian Securities Administrators’ website at www.sedar.com, on the EDGAR section of the U.S. Securities and Exchange Commission’s website at www.sec.gov or through the Company’s website at www.kingsway-financial.com.